Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Second Quarter Ended July 9, 2017

Greenwood Village, CO – August 8, 2017 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended July 9, 2017.
Second Quarter 2017 Financial Highlights Compared to Second Quarter 2016

•	Total revenues were $315.8 million, an increase of 3.3%;

•	Net income was $6.9 million compared to $7.6 million;

•	Comparable restaurant revenue increased 0.5% (using constant currency rates);

•	Comparable restaurant guest counts increased 1.0%;

•	Adjusted EBITDA was $32.3 million compared to $33.5 million (see Schedule III);

•	GAAP earnings per diluted share were $0.53 compared to $0.55; and

•	Adjusted earnings per diluted share were $0.61 compared to $0.75 (see Schedule I).
“We were pleased with our positive traffic trend driven by guest response to our Tavern Double burger menu with Bottomless Steak Fries, priced at $6.99 every day,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc. chief executive officer. “The expected completion of the rollout of our off-premise revenue streams in the back half of 2017 will allow us to continue our top-line sales momentum. At the same time we're beginning to make progress on our labor model improvements. We'll build on these and other priorities through the balance of the year and into 2018.”
Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, increased 3.3% to $315.8 million in the second quarter of 2017 from $305.5 million in the second quarter of 2016. Restaurant revenue increased $10.2 million, primarily due to a $12.0 million increase in revenue from new restaurant openings and a $1.3 million, or 0.5%, increase in comparable restaurant revenue, partially offset by $3.1 million from closed restaurants.
System-wide restaurant revenue (which includes franchised units) for the second quarter of 2017 totaled $375.9 million, compared to $366.0 million for the second quarter of 2016.
Comparable restaurant revenue(1) increased 0.5% in the second quarter of 2017 compared to the same period a year ago, driven by a 1.0% increase in guest counts, partially offset by a 0.5% decrease in average guest check. The decrease in average guest check comprised a 2.2% decrease in menu mix, partially offset by a 1.7% increase in pricing.
Restaurant-level operating profit margin (a non-GAAP financial measure) was 19.9% in the second quarter of 2017 compared to 20.9% in the same period a year ago. The 100 basis point margin decrease in the second quarter of 2017 resulted from a 70 basis point increase in labor costs, a 30 basis point increase in cost of sales, and a 30 basis point increase in other restaurant operating expenses, partially offset by a 30 basis point decrease in occupancy costs. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

________________________________________

(1)
Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.

Restaurant Revenue Performance

	Q2 2017	Q2 2016
Average weekly sales per unit(1):
Company-owned – Total	$55,234	$54,877
Company-owned – Comparable	$56,018	$55,760
Franchised units – Comparable	$60,685	$61,870
Total operating weeks:
Company-owned units	5,655	5,504
Franchised units	1,043	1,032
________________________________________

(1)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the second quarter of 2016 for Company-owned – Total and Company-owned – Comparable was $54,891 and $55,774. The Company calculates non-GAAP constant currency average weekly sales per unit by translating prior year local currency average weekly sales per unit to U.S. dollars based on current quarter average exchange rates. The Company considers non-GAAP constant currency average weekly sales per unit to be a useful metric to investors and management as they facilitate a more useful comparison of current performance to historical performance.

Other Results
Depreciation and amortization costs increased to $21.2 million in the second quarter of 2017 from $19.2 million in the second quarter of 2016. The increased depreciation was primarily related to new restaurants opened since the second quarter of 2016 and restaurants remodeled under the Brand Transformation Initiative.
General and administrative costs were $21.9 million, or 6.9% of total revenues, in the second quarter of 2017, compared to $20.0 million, or 6.5% of total revenues in the same period a year ago.
Selling expenses were $10.2 million, or 3.2% of total revenues, in the second quarter of 2017, compared to $11.0 million, or 3.6%, of total revenues during the same period in the prior year.
Pre-opening and acquisition costs were $1.4 million in the second quarter of 2017, compared to $2.2 million in the same period a year ago. The decrease was primarily due to the number of restaurant openings.
The Company realized a tax benefit of 0.3% in the second quarter of 2017, compared to an effective tax rate of 15.4% expense for the second quarter of 2016. The change in the second quarter effective tax rate was primarily due to the decrease in income resulting in the recognition of a quarterly tax benefit.
Net income for the second quarter ended July 9, 2017 was $6.9 million compared to $7.6 million for the same period a year ago. Earnings per diluted share for the second quarter 2017 were $0.53 compared to $0.55 in second quarter 2016.
Excluding charges of $0.08 per diluted share for asset impairment, adjusted earnings per diluted share for the second quarter ended July 9, 2017 were $0.61. Excluding charges of $0.20 per diluted share for asset impairment, adjusted earnings per diluted share for the second quarter ended July 10, 2016 were $0.75. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Restaurant Development
During the second quarter of 2017, the Company opened three Red Robin restaurants. The Company plans to open nine Red Robin restaurants during the remainder of 2017.

The following table details restaurant unit data for our Company-owned and franchised locations for the periods indicated:

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 9, 2017	July 10, 2016	July 9, 2017	July 10, 2016
Company-owned:
Beginning of period	469	454	465	439
Opened during the period	3	7	9	10
Acquired from franchisees	—	—	—	13
Closed during the period	—	(1)	(2)	(2)
End of period	472	460	472	460
Franchised:
Beginning of period	87	86	86	99
Opened during the period	—	—	1	—
Sold or closed during the period	(1)	—	(1)	(13)
End of period	86	86	86	86
Total number of restaurants	558	546	558	546
Balance Sheet and Liquidity
As of July 9, 2017, the Company had cash and cash equivalents of $20.2 million and total debt of $280.1 million, excluding $11.1 million of capital lease liabilities. The Company funded construction of new restaurants and other capital expenditures with cash flow from operations and made net repayments of $20.8 million on its credit facility during the second quarter of 2017. As of July 9, 2017, the Company had outstanding borrowings under its credit facility of $279.3 million, in addition to amounts issued under letters of credit of $7.6 million, which reduce the amount available under its credit facility but are not recorded as debt.
The Company’s lease adjusted leverage ratio decreased to 4.18x as of July 9, 2017. The lease adjusted leverage ratio is defined in Section 1.1 of our credit facility, which is filed as Exhibit 10.32 of our Annual Report on Form 10-K filed on February 21, 2017.
Outlook for 2017

•	Earnings per diluted share is projected to range from $0.20 to $0.30 for the third quarter and will approximate the low end of the $2.80 to $3.10 guidance for full-year 2017.

•
Cost of sales, as a percentage of restaurant revenue, is projected to be in the range of down 25 basis points to up 25 basis points versus 2016 due to the impact of higher beef and potato prices in the second half of the year.

•
Restaurant labor costs, as a percentage of restaurant revenue, are projected to range from flat to an increase of 50 basis points compared to 2016, driven by minimum wage increases in more highly penetrated markets, higher benefit costs and restaurant manager bonuses, partially offset by the effect of pricing and improvements in labor productivity.

•	General and administrative expense is expected to be slightly less than the Company’s original estimate of $100 million.

•	Tax rate is projected to be in the range of 15% to 20%.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2017 is estimated to be approximately $0.40 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.10, and a change of approximately $160,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Guidance Policy
The Company provides only annual guidance as it relates to revenues, comparable restaurant revenue growth, operating weeks associated with locations opened, cost of sales and restaurant labor costs as a percentage of restaurant revenue, other operating expenses (other than interest expense), depreciation and amortization, general and administrative expense, selling expense, pre-opening expense, income tax rate, EBITDA, earnings per diluted share, overall capital expenditures and restaurant openings and closings. The Company intends to only provide updates if there is a material change versus the previously communicated guidance.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its second quarter 2017 results today at 5:00 p.m. ET. The conference call number is (888) 576-4397, or for international callers (719) 325-2168. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the

Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “News Releases” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, August 15, 2017. The replay can be accessed by dialing (844) 512-2921, or (412) 317-6671 for international callers. The conference ID is 3188794.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 560 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, revenues and timing thereof, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for 2017”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s business improvement initiatives; the ability to fulfill planned, and realize the anticipated benefits of completed, expansion and restaurant remodeling; the effectiveness of our marketing strategies and initiatives to achieve restaurant sales growth; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants and other initiatives; the ability to develop, test, implement and increase online ordering, to-go services, catering and other off-premise sales; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Brian Farley, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross/Dara Dierks, ICR
(203) 682-8200

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 9, 2017	July 10, 2016	July 9, 2017	July 10, 2016
Revenues:
Restaurant revenue	$312,351	$302,117	$725,802	$698,887
Franchise royalties, fees and other revenue	3,420	3,432	8,526	8,788
Total revenues	315,771	305,549	734,328	707,675

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	73,903	70,831	168,510	163,156
Labor	108,422	102,847	253,941	235,831
Other operating	42,712	40,275	97,392	89,983
Occupancy	25,140	24,905	58,259	57,403
Depreciation and amortization	21,173	19,159	49,217	43,110
General and administrative	21,927	19,972	52,840	51,952
Selling	10,167	11,047	22,529	22,455
Pre-opening and acquisition costs	1,377	2,238	3,232	4,610
Other charges(1)	1,584	3,860	1,584	8,585
Total costs and expenses	306,405	295,134	707,504	677,085

Income from operations	9,366	10,415	26,824	30,590

Other expense:
Interest expense, net and other	2,453	1,486	5,437	3,124

Income before income taxes	6,913	8,929	21,387	27,466
Provision (benefit) for income taxes	(18)	1,377	2,889	5,689
Net income	$6,931	$7,552	$18,498	$21,777
Earnings per share:
Basic	$0.54	$0.56	$1.44	$1.60
Diluted	$0.53	$0.55	$1.43	$1.59
Weighted average shares outstanding:
Basic	12,896	13,511	12,872	13,582
Diluted	13,008	13,644	12,971	13,724

(1) Certain amounts presented in prior periods have been reclassified to conform with the current period presentation. For the twelve weeks ended July 10, 2016, the Company reclassified impairment charges of $3.9 million from Asset impairment to Other charges on the condensed consolidated statement of operations. For the twenty-eight weeks ended July 10, 2016, the Company reclassified impairment charges of $4.7 million from Asset impairment and litigation contingencies of $3.9 million from Selling, general, and administrative expenses to Other charges on the condensed consolidated statement of operations. Management believes separating these special items on the condensed consolidated statement of operations provides more clarity of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) July 9, 2017	December 25, 2016
Assets:
Current Assets:
Cash and cash equivalents	$20,179	$11,732
Accounts receivable, net	12,929	24,166
Inventories	29,547	29,899
Prepaid expenses and other current assets	22,859	27,049
Total current assets	85,514	92,846

Property and equipment, net	651,166	656,439
Goodwill	96,617	95,935
Intangible assets, net	40,670	42,270
Other assets, net	29,209	31,055
Total assets	$903,176	$918,545

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$19,784	$13,740
Construction related payables	14,709	12,862
Accrued payroll and payroll related liabilities	41,261	34,703
Unearned revenue	38,873	50,199
Accrued liabilities and other	41,912	29,505
Total current liabilities	156,539	141,009

Deferred rent	73,699	72,431
Long-term debt	280,125	336,375
Long-term portion of capital lease obligations	10,461	10,805
Other non-current liabilities	10,075	9,872
Total liabilities	530,899	570,492

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 12,934 and 12,828 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,917 and 5,023 shares, at cost	(203,330)	(207,720)
Paid-in capital	208,391	208,022
Accumulated other loss, net of tax	(4,041)	(5,008)
Retained earnings	371,239	352,741
Total stockholders’ equity	372,277	348,053
Total liabilities and stockholders’ equity	$903,176	$918,545

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 28 weeks ended July 9, 2017 and July 10, 2016, net income and basic and diluted earnings per share, excluding the effects of litigation contingencies, asset impairment, and the related income tax effects. The Company believes the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the change in accounting estimate was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 9, 2017	July 10, 2016	July 9, 2017	July 10, 2016
Net income as reported	$6,931	$7,552	$18,498	$21,777
Asset impairment	1,584	3,860	1,584	4,685
Litigation contingencies	—	—	—	3,900
Income tax effect of reconciling items	(618)	(1,153)	(618)	(2,509)
Adjusted net income	$7,897	$10,259	$19,464	$27,853

Basic net income per share:
Net income as reported	$0.54	$0.56	$1.44	$1.60
Asset impairment	0.12	0.29	0.12	0.34
Litigation contingencies	—	—	—	0.29
Income tax effect of reconciling items	(0.05)	(0.09)	(0.05)	(0.18)
Adjusted earnings per share - basic	$0.61	$0.76	$1.51	$2.05

Diluted net income per share:
Net income as reported	$0.53	$0.55	$1.43	$1.59
Asset impairment	0.12	0.28	0.12	0.34
Litigation contingencies	—	—	—	0.28
Income tax effect of reconciling items	(0.04)	(0.08)	(0.05)	(0.18)
Adjusted earnings per share - diluted	$0.61	$0.75	$1.50	$2.03

Weighted average shares outstanding
Basic	12,896	13,511	12,872	13,582
Diluted	13,008	13,644	12,971	13,724

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 12 and 28 weeks ended July 9, 2017 and July 10, 2016, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 9, 2017		July 10, 2016		July 9, 2017		July 10, 2016
Restaurant revenue	$312,351	98.9%	$302,117	98.9%	$725,802	98.8%	$698,887	98.8%
Restaurant operating costs (1):
Cost of sales	73,903	23.7%	70,831	23.4%	168,510	23.2%	163,156	23.3%
Labor	108,422	34.7%	102,847	34.0%	253,941	35.0%	235,831	33.7%
Other operating	42,712	13.7%	40,275	13.4%	97,392	13.4%	89,983	13.0%
Occupancy	25,140	8.0%	24,905	8.3%	58,259	8.0%	57,403	8.2%
Restaurant-level operating profit	62,174	19.9%	63,259	20.9%	147,700	20.3%	152,514	21.8%

Add – Franchise royalties, fees and other revenue	3,420	1.1%	3,432	1.1%	8,526	1.2%	8,788	1.2%
Deduct – other operating:
Depreciation and amortization	21,173	6.7%	19,159	6.3%	49,217	6.7%	43,110	6.1%
General and administrative expenses	21,927	6.9%	19,972	6.5%	52,840	7.2%	51,952	7.3%
Selling	10,167	3.2%	11,047	3.6%	22,529	3.1%	22,455	3.2%
Pre-opening & acquisition costs	1,377	0.4%	2,238	0.7%	3,232	0.4%	4,610	0.7%
Other charges	1,584	0.5%	3,860	1.3%	1,584	0.2%	8,585	1.2%
Total other operating	56,228	17.8%	56,276	18.4%	129,402	17.6%	130,712	18.6%

Income from operations	9,366	3.0%	10,415	3.4%	26,824	3.7%	30,590	4.3%

Interest expense, net and other	2,453	0.8%	1,486	0.5%	5,437	0.7%	3,124	0.4%
Income tax expense (benefit)	(18)	(0.0)%	1,377	0.4%	2,889	0.4%	5,689	0.8%
Total other	2,435	0.8%	2,863	0.9%	8,326	1.1%	8,813	1.2%

Net income	$6,931	2.2%	$7,552	2.5%	18,498	2.5%	21,777	3.1%

(1)	Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, provision for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses, asset disposals, and asset impairment and restaurant closure charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 9, 2017	July 10, 2016	July 9, 2017	July 10, 2016
Net income as reported	$6,931	$7,552	$18,498	$21,777
Interest expense, net	2,626	1,555	5,875	3,210
Provision (benefit) for income taxes	(18)	1,377	2,889	5,689
Depreciation and amortization	21,173	19,159	49,217	43,110
EBITDA(1)	30,712	29,643	76,479	73,786

Asset impairment	1,584	3,860	1,584	4,685
Litigation contingencies	—	—	—	3,900
Adjusted EBITDA	$32,296	$33,503	$78,063	$82,371

(1) EBITDA for the twelve and twenty-eight weeks ended July 10, 2016 was previously reported as $30.6 million and $76.9 million. To conform with current period presentation and to provide an EBITDA measure comparable to other companies in our industry, $1.0 million and $3.1 million of stock-based compensation is included in EBITDA for these prior periods.